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Exhibit 4.7(d)

TRANSITION PROPERTY SERVICING AGREEMENT

between

MPC NATURAL GAS FUNDING TRUST,
as Issuer

and

THE MONTANA POWER COMPANY,
as Servicer

Dated as of December 22, 1998

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SECTION 8.12.	Limitation of Liability	28
Exhibits and Schedules
Exhibit A	Form of Monthly Servicer's Certificate
Exhibit B	Form of Certificate of Compliance
Exhibit C	Form of Anniversary True-Up Mechanism Advice Letter
Exhibit D	Form of Routine Semi-Annual True-Up Mechanism Advice Letter
Exhibit E	Form of Non-Routine True-Up Mechanism Advice Letter
Exhibit F	Form of Semi-Annual Servicer's Certificate
Schedule 1.01A	Write-Off Methodology
Schedule 1.01B	Scheduled Debt Service
Schedule 4.01(a)	Expected Amortization Schedule
Annexes
Annex I	Servicing Procedures
Schedule A to Annex I	Calculation of Collections Curve
Schedule B to Annex I	Additional Servicing Procedures Applicable to TPSs
Schedule C to Annex I	Form of TPS Supplier Agreement

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        TRANSITION PROPERTY SERVICING AGREEMENT dated as of December 22, 1998, between MPC Natural Gas Funding Trust, a special purpose Delaware statutory business trust (the "Issuer"), and The Montana Power Company, a Montana corporation, as Servicer (the "Servicer").

RECITALS

        A. The Montana Power Company and the Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling to the Issuer the Transition Property created pursuant to the Statute, the Financing Order and the Issuance Advice Letter described in the Sale Agreement.

        B. In connection with its ownership of the Transition Property and in order to collect the associated FTA Charges, the Issuer desires to engage the Servicer to carry out the functions described herein. The Servicer currently performs similar functions for itself with respect to its own charges to its customers. In addition, the Issuer desires to engage the Servicer to act on its behalf in obtaining True-Up Adjustments from the MPSC. The Servicer desires to perform all of these activities on behalf of the Issuer.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

        SECTION 1.01.  Definitions.  Whenever used in this Agreement, the following words and phrases shall have the following meanings:

        "Actual FTA Payments" means the payments received by the Servicer in respect of FTA Charges from Customers billed through the Interim Billing System or a New Billing System.

        "Advice Letter" means any filing made to the MPSC by the Servicer on behalf of the Issuer with respect to the FTA Charges or any True-Up Adjustment in the form of an advice letter, including the Issuance Advice Letter, an Anniversary True-Up Mechanism Advice Letter, a Routine Semi-Annual True-Up Mechanism Advice Letter or a Non-Routine True-Up Mechanism Advice Letter.

        "Aggregate Remittance Amount" has the meaning set forth in Section 6.11(b).

        "Agreement" means this Transition Property Servicing Agreement, together with all Exhibits, Schedules, Annexes and Attachments hereto, as the same may be amended and supplemented from time to time.

        "Anniversary True-Up Mechanism Advice Letter" means an Advice Letter filed with the MPSC within the 30 days following the Financing Order Anniversary Date in respect of a True-Up Adjustment, substantially in the form of Exhibit C hereto. Any True-Up Adjustment required as a result of the Anniversary True-Up Mechanism Advice Letter will become effective within 60 days of the Financing Order Anniversary Date.

        "Annual Accountant's Report" has the meaning set forth in Section 3.04.

        "Applicable TPS" means, with respect to each Customer, the TPS, if any, providing "direct access" service to that Customer.

        "Billed FTA Amounts" means the amounts billed to Customers pursuant to the FTA Charges, whether billed directly to such Customers by the Servicer or indirectly through a TPS pursuant to Consolidated TPS Billing.

        "Billing Cycle" means the Servicer Business Day on which the Customer is billed, which occurs once every 27 to 33 calendar days.

        "Billing Period" means a calendar month.

        "Bills" means each of the regular monthly bills, the summary bills, the opening bills and the closing bills issued to Customers or TPSs by MPC on its own behalf and in its capacity as Servicer.

        "Capital Subaccount" has the meaning set forth in the Indenture.

        "Certificate of Compliance" has the meaning set forth in Section 3.03.

        "Closing Bill" means the final bill issued to a Customer at the time service is terminated.

        "Closing Date" means December 22, 1998

        "Collections Curve" means the schedule by which FTA Charges are deemed to be collected over time and which is calculated as described in Schedule A to Annex I hereof. The Collections Curve may be amended in accordance with the terms hereof.

        "Consolidated TPS Billing" has the meaning set forth in Annex I hereto.

        "CTC-GP Customers" means (i) all of MPC's present core customers (customers with an annual usage of less than 60,000 MMBTUs), (ii) customers who converted to transportation service after September 1, 1993, and (iii) those core customers who convert or have converted to transportation service after December 31, 1996. Non-core customers that began transportation service before September 1, 1993 and new customers connecting since November 1, 1991, not previously MPC customers, that have annual usage of 60,000 MMIBTUs or greater will not be classified as CTC-GP Customers.

        "CTC-RA Customers" means all of MPC's customers except (i) Conoco, Inc., (ii) Cenex, Inc. and (iii) new customers who were connected to MPC's transmission or distribution systems after December 31, 1996 with annual loads of 5,000 Dekathenns or greater.

        "Customers" means the CTC-GP Customers and the CTC-RA Customers.

        "Daily Remittance" has the meaning set forth in Section 6.11(a).

        "Deemed FTA Payments" means, with respect to any Billing Period, the FTA Payments determined by subtracting the FTA Write-Off Amount attributable to such Billing Period from the Billed FTA Amounts billed to those Customers that were billed through the Original Billing System during such Billing Period.

        "Estimated FTA Payments" means the sum of the amounts remitted with respect to an initial Billing Cycle and on each related Billing Cycle in the four calendar months following such initial Billing Cycle in accordance with the Collections Curve for those Customers that were billed through the Original Billing System.

        "Excess Remittance" means the amount, if any, calculated for a particular Servicer True-Up Date, by which all Estimated FTA Payments remitted to the Collection Account on and prior to such Servicer True-Up Date with respect to the Billed FTA Amounts billed to Customers that were billed through the Original Billing System during Billing Cycles that occurred in the fifth preceding Billing Period exceed Deemed FTA Payments for such fifth preceding Billing Period.

        "Expected Amortization Schedule" means Schedule 4.01(a) hereto.

        "Financing Order" means Order No. 6035a of the MPSC dated April 27, 1998 with a service date of May 1, 1998 including all exhibits, schedules, appendices and attachments thereto.

        "Financing Order Anniversary Date" means May 1 of each year following 1998.

        "FTA Charges" means the nonbypassable, usage-based fixed transition amount charges included in the regular utility bills of Customers and permitted to be levied upon the Customers by the Financing Order and the Issuance Advice Letter.

        "FTA Collections" means FTA Payments which are remitted to the Collection Account by the Servicer.

        "FTA Effective Date" means the date on which the initial FTA Charges go into effect pursuant to the terms of the Financing Order and the Issuance Advice Letter.

        "FTA End Date" means, with respect to specific FTA Charges in effect from time to time, the earlier of (i) the date on which such specific FTA Charges end because such FTA Charges have been replaced with revised specific FTA Charges or (ii) the FTA Termination Date.

        "FTA Payments" means Actual FTA Payments and Estimated FTA Payments.

        "FTA Start Date" means (i) in the case of initial FTA Charges, the FTA Effective Date or (ii) in the case of revised specific FTA Charges, the date on which such revised specific FTA Charges go into effect to replace previously existing specific FTA Charges.

        "FTA Termination Date" means the earlier to occur of (i) the date on which all interest and principal on the Notes have been paid in full or (ii) November 1, 2012 (meaning the last day on which FTA Charges could be effective is October 31, 2012).

        "FTA Write-Off Amount," for any Billing Period, means the amount of write-offs calculated by the Servicer using the allocation methodology set forth in Schedule 1.01A hereto.

        "Indenture" means the Indenture dated as of December 22, 1998, between the Issuer and the Trustee, as the same may be amended and supplemented from time to time.

        "Insolvency Event" means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

        "Interim Billing System" means MPC's HTE billing system.

        "Issuance Advice Letter" means the Issuance Advice Letter, dated December 15, 1998, filed with the MPSC by MPC pursuant to the Financing Order, which Advice Letter became effective on December 22, 1998.

        "Issuer" means MPC Natural Gas Funding Trust, a special purpose Delaware statutory business trust.

        "Lien" means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

        "Liquidity Subaccount" has the meaning set forth in the Indenture.

        "Losses" has the meaning assigned to that term in Section 5.04.

        "MCA" means the Montana Code Annotated, as amended from time to time.

        "MMBTUs" means one million British Thermal Units.

        "Monthly Servicer's Certificate" means a certificate, substantially in the form of Exhibit A hereto, completed and executed by a Responsible Officer pursuant to Section 3.01(b)(i).

        "MPC' means The Montana Power Company, a Montana corporation.

        "MPSC" means the Montana Public Service Commission or any successor governmental agency that has regulatory authority over the True-Up Adjustments contemplated by the Statute.

        "MPSC Regulations" means all regulations, rules, tariffs and laws applicable to public utilities or TPSs, as the case may be, and promulgated by, enforced by or otherwise within the jurisdiction of the MPSC.

        "New Billing System" means a billing system used by the Servicer which (i) presents FTA Charges as a separate line-item on Customers' Bills, (ii) specifically matches Actual FTA Payments from Customers to the Bills from which such Actual FTA Payments originated and (iii) is capable of recognizing and processing data containing dates beginning with January 1, 2000 and thereafter.

        "Non-Routine True-Up Adjustment" has the meaning set forth in Section 4.01(c)(i).

        "Non-Routine True-Up Mechanism Advice Letter" means an Advice Letter filed with the MPSC in accordance with the Financing Order with respect to any Non-Routine True-Up Adjustment, pursuant to which the related Non-Routine True-Up Adjustment will become effective no later than the first day of the first Quarter that follows such filing.

        "Notes" has the meaning given to such term in the Indenture.

        "Officer's Certificate" means a certificate signed by a Responsible Officer.

        "Opinion of Counsel" means one or more written opinions of counsel who may be an employee of or counsel to the party providing such opinion(s) of counsel, which counsel shall be acceFTAble to the party receiving such opinion(s) of counsel.

        "Original Billing System" means the billing system used by the Servicer on the date hereof to service Customers not billed by the Interim Billing System.

        "Overcollateralization Subaccount" has the meaning set forth in the Indenture.

        "Payment Date" means March 15 and September 15 of each year, provided that if any such date is not a Business Day, the Payment Date shall be the Business Day immediately succeeding such date.

        "Principal Balance" means, as of any Payment Date, the outstanding principal amount of the Notes.

        "Projected Principal Balance" means, as of any Payment Date, the projected outstanding principal amount of the Notes for such Payment Date set forth in the Expected Amortization Schedule.

        "Quarter" means each calendar quarter, specifically:

          January 1 to and including March 31;

          April 1 to and including June 30;

          July 1 to and including September 30; and

          October 1 to and including December 31.

        "Rating Agency" has the meaning set forth in the Indenture.

        "Remittance Shortfall" means the amount, if any, calculated for a particular Servicer True-Up Date, by which Deemed FTA Payments attributable to the fifth preceding Billing Period exceed all Estimated FTA Payments remitted to the Collection Account on and prior to such Servicer True-Up Date with respect to Billing Cycles that occurred during such fifth preceding Billing Period.

        "Required Capital Level" means $313,500.

        "Required Overcollateralization Level" means, as of any Payment Date, the amount required to be on deposit in the Overcollateralization Subaccount as specified in the Indenture.

        "Reserve Subaccount" has the meaning set forth in the Indenture.

        "Responsible Officer" means the chairman of the board, the chief executive officer, the president, the vice chairman of the board, any vice president, the treasurer, any assistant treasurer, the secretary, any assistant secretary, the controller or any assistant controller of the Servicer.

        "Retirement of the Notes" means the day on which the final payment is made to the Trustee in respect of the last outstanding Note.

        "Routine Semi-Annual True-Up Mechanism Advice Letter" means an Advice Letter filed with the MPSC on or prior to a Semi-Annual Adjustment Filing Date as set forth in Section 4.01(b)(ii) hereof and substantially in the form of Exhibit D hereto. The Routine Semi-Annual True-Up Mechanism Advice Letter will become effective on the first day of the calendar month following the Semi-Annual Adjustment Filing Date.

        "Sale Agreement" means the Transition Property Purchase and Sale Agreement dated as of the date hereof between The Montana Power Company and the Issuer.

        "Scheduled Debt Service," as of any Payment Date, means the amount set forth opposite such Payment Date on Schedule 1.01B hereof, which includes payments of interest and principal on the Notes, amounts required to fund the Overcollateralization Subaccount to the Required Overcollateralization Level and to replenish the Capital Subaccount to the Required Capital Level and all fees and expenses (including taxes) payable by the Issuer.

        "Seller" means MPC and its successors in interest to the extent permitted under the Sale Agreement.

        "Semi-Annual Adjustment Filing Date" means each March 16th and September 15th prior to the FTA Termination Date; provided, however, that if any such day is not a Business Day, "Semi-Annual Adjustment Filing Date" shall mean the Business Day immediately preceding such day.

        "Semi-Annual Administrative Date" means each March 11th and September 10th prior to the FTA Termination Date; provided, however, that if any such day is not a Servicer Business Day, "Semi-Annual Administrative Date" shall mean the Servicer Business Day immediately preceding such day.

        "Semi-Annual Comparison" has the meaning set forth in Section 4.01(b)(ii)(1).

        "Semi-Annual Servicer's Certificate" means a certificate, substantially in the form of Exhibit F hereto, completed and executed by a Responsible Officer pursuant to Section 4.01(d)(ii).

        "Servicer" means MPC, as the servicer of the Transition Property, and each successor to MPC (in the same capacity) pursuant to Section 6.03 or 7.02.

        "Servicer Business Day" means any Business Day on which the Servicer's offices in the State of Montana are open for business.

        "Servicer Default" means an event specified in Section 7.01.

        "Servicer True-Up Date" means the date on or prior to the last Servicer Business Day of the fifth Billing Period following each Billing Period in which the initial Estimated FTA Payment with respect to any Billed FTA Amounts is remitted to the Collection Account or, if such day is not a Business Day, the next succeeding Business Day.

        "Servicing Fee" means the fee payable to the Servicer for services rendered pursuant to this Agreement, as provided in Section 6.06 hereof.

        "Statute" means MCA Sections 69-3-1401, et seq., and Sections 69-8-103 and 69- 8-503 (1997) as further amended from time to time.

        "Termination Notice" has the meaning assigned to that term in Section 7.01.

        "TPS" means a third party supplier who has entered into a TPS Supplier Agreement with the Seller.

        "TPS Supplier Agreement" means an agreement between a third party supplier and the Seller for the provision of "direct access" service to Customers and substantially in the form of Schedule C to Annex I hereof.

        "Transition Costs" has the meaning assigned to that term in Section 69-3-1402(9) of the MCA.

        "Transition Property" has the meaning assigned to that term in the Sale Agreement.

        "Transition Property Records" has the meaning assigned to that term in Section 5.01.

        "True-Up Adjustment" means each adjustment to the FTA Charges made pursuant to the terms of the Financing Order and in accordance with Section 4.01 hereof.

        "Trust Officer" means any officer assigned to the Corporate Trust Office, including any managing director, vice president, assistant vice president, assistant treasurer, assistant secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

        "Trustee" means the Person acting as trustee under the Indenture, its successors in interest and any successor trustee under the Indenture.

        "Variance" means, for any Semi-Annual Administrative Date, the absolute value of the difference, if any, between the amount of FTA Collections which are available for distribution on the immediately succeeding Payment Date and the amount of FTA Collections needed to make the Scheduled Debt Service payments expected to be made on and prior to such immediately succeeding Payment Date as set forth in Schedule 1.01B hereof, as such Schedule 1.01B may be revised by the Servicer from time to time in accordance with Section 4.01(c)(i) hereof.

        SECTION 1.02.  Other Definitional Provisions.  (a) Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture.

        (b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

        (c) The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule, Exhibit and Annex references contained in this Agreement are references to Sections, Schedules, Exhibits and Annexes in or to this Agreement unless otherwise specified; and the term "including" shall mean "including without limitation".

        (d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II

Appointment and Authorization

        SECTION 2.01.  Appointment of Servicer; Acceptance of Appointment.  Subject to Section 6.05 and Article VII, the Issuer hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer's obligations pursuant to this Agreement on behalf of and for the benefit of the Issuer in accordance with the terms of this Agreement and applicable law. This appointment and the Servicer's acceFTAnce thereof may not be revoked except in accordance with the express terms of this Agreement.

        SECTION 2.02.  Authorization.  With respect to all or any portion of the Transition Property, the Servicer shall be, and hereby is, authorized and empowered by the Issuer to (a) execute and deliver, on behalf of itself and/or the Issuer, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself and/or the Issuer, as the case may be, make any filing and participate in proceedings of any kind with any governmental authorities, including with the MPSC. The Issuer shall furnish the Servicer with such documents as have been prepared by the Servicer for execution by the Issuer, and with such other documents as may be in the Issuer's possession, as necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Upon the written request of the Servicer, the Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

        SECTION 2.03.  Dominion and Control Over the Transition Property.  Notwithstanding any other provision herein, the Servicer and the Issuer agree that the Issuer shall have dominion and control over the Transition Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent and custodian for the Issuer with respect to the Transition Property and the Transition Property Records. The Servicer hereby agrees that it shall not take any action that is not authorized by this Agreement, that is not consistent with its customary procedures and practices, or that shall impair the rights of the Issuer in the Transition Property, in each case unless such action is required by law or court or regulatory order.

ARTICLE III

Billing Services

        SECTION 3.01.  Duties of Servicer.  The Servicer, as agent for the Issuer, shall have the following duties:

        (a)    Duties of Servicer Generally. The Servicer's duties in general shall include management, servicing and administration of the Transition Property; obtaining meter reads, calculating usage (including usage by Customers of any TPS), billing, collections and posting of all payments in respect of the Transition Property; responding to inquiries by Customers, the MPSC, or any federal, local or other state governmental authorities with respect to the Transition Property; delivering Bills to Customers and TPSs, processing and depositing collections and making periodic remittances; pursuing delinquent accounts; furnishing periodic reports to the Issuer, the Trustee and the Rating Agencies; and taking action in connection with True-Up Adjustments as set forth herein. Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by any MPSC Regulations as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Annex I hereto.

        (b)    Reporting Functions.

        (i)    Monthly Servicer's Certificate. On or before the last Servicer Business Day of each calendar month, the Servicer shall prepare and deliver to the Issuer, the Trustee and each Rating Agency a written report substantially in the form of Exhibit A hereto (a "Monthly Servicer's Certificate") setting forth certain information relating to FTA Payments received by the Servicer during the immediately preceding Billing Period.

        (ii)    Notification of Laws and Regulations. The Servicer shall immediately notify the Issuer, the Trustee and each Rating Agency in writing of any laws or MPSC Regulations hereafter promulgated that have a material adverse effect on the Servicer's ability to perform its duties under this Agreement and shall provide the Rating Agencies copies of any amendment or modification to the Statute.

        (iii)    Other Information. Upon the reasonable request of the Issuer, the Trustee or any Rating Agency, the Servicer shall provide to such Issuer, Trustee or Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Transition Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law for the Issuer, the Trustee or any Rating Agency to monitor the performance by the Servicer hereunder. In addition, so long as the Notes are outstanding, the Servicer shall provide the Issuer and Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate the FTA Charges applicable to each class of Customer.

        SECTION 3.02.  Servicing and Maintenance Standards.  On behalf of the Issuer, the Servicer shall (a) manage, service, administer and make collections in respect of the Transition Property with reasonable care and in accordance with applicable law, including all applicable MPSC Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others; (b) follow customary standards, policies and procedures for the industry in performing its duties as Servicer; (c) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the Transition Property; and (d) comply with all laws and regulations applicable to and binding on it relating to the Transition Property. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the Transition Property, which, in the Servicer's judgment, may include the taking of legal action.

        SECTION 3.03.  Certificate of Compliance.  The Servicer shall deliver to the Issuer, the Trustee and each Rating Agency on or before March 31st of each year, commencing the year 2000 to and including the March 31st succeeding the Retirement of the Notes, an Officer's Certificate substantially in the form of Exhibit B hereto (a "Certificate of Compliance"), stating that: (i) a review of the activities of the Servicer during the twelve months (or, in the case of the Certificate of Compliance to be delivered on or before March 31, 2000, the period of time from the date of this Agreement until December 31, 1999) ended the preceding December 31st and of its performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under this Agreement throughout such twelve months (or, in the case of the Certificate of Compliance to be delivered on or before March 31, 2000, the period of time from the date of this Agreement until December 31, 1999), or, if there has been a default in the fulfillment of any such material obligation, specifying each such material default known to such officer and the nature and status thereof.

        SECTION 3.04.  Annual Report by Independent Public Accountants.  (a) The Servicer shall cause a firm of independent certified public accountants (which may provide other services to the Servicer or the Seller) to prepare, and the Servicer shall deliver to the Issuer, the Trustee and each Rating Agency, a report addressed to the Servicer (the "Annual Accountant's Report"), which may be included as part of the Servicer's customary auditing activities, for the information and use of the Issuer, the Trustee and each Rating Agency on or before March 31st of each year, commencing the year 2000 to and including the March 31st succeeding the Retirement of the Notes, to the effect that such firm has performed certain procedures in connection with the Servicer's compliance with its obligations under this Agreement during the twelve months (or, in the case of the Annual Accountants Report to be delivered on or before March 31, 2000, the period of time from the date of this Agreement until December 31, 1999) ended the preceding December 31st, identifying the results of such procedures and including any exceptions noted. In the event that such accounting firm requires the Trustee to agree or consent to the procedures performed by such firm, the Issuer shall direct the Trustee in writing to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer, and the Trustee will make no independent inquiry or investigation in respect of the sufficiency, validity or correctness of such procedures.

        (b)    The Annual Accountant's Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

ARTICLE IV

Services Related to True-Up Adjustments

        SECTION 4.01.  Periodic True-Up Adjustments.  From time to time, until the FTA Termination Date, the Servicer shall identify the need for True-Up Adjustments and shall take all reasonable action to obtain and implement such True-Up Adjustments, all in accordance with the following:

        (a)    Expected Amortization Schedule. The Expected Amortization Schedule is attached hereto as Schedule 4.01(a).

        (b)    Routine True-Up Adjustments.

    (i)    Routine Annual True-Up Adjustment.

            (1)    Each year on or immediately before May 31, which is the date that is 30 days after the Financing Order Anniversary Date, the Servicer shall: (A) estimate collections through the 14 calendar months immediately following such Financing Order Anniversary Date; (B) update the assumptions underlying the FTA Charges, including natural gas consumption volume, the rate of delinquencies and write-offs, estimated expenses and fees of the Issuer to the extent not fixed, and, so long as the maintenance of the Collections Curve is required, the Collections Curve; (C) calculate the revised FTA Charges that, together with the funds on deposit in the Reserve Subaccount, would: (1) restore the Principal Balance to the Projected Principal Balance, (2) restore the balance in the Capital Subaccount to the Required Capital Level and (3) restore the balance in the Overcollateralization Subaccount to the Required Overcollateralization Level, in each case within eight months after such revised FTA Charges go into effect (and with respect to any True-Up Adjustments occurring after the Scheduled Maturity Date for the Notes, determine the revised FTA Charges that would be sufficient to retire the unpaid Principal Balance by the immediately following September Payment Date); (D) file an Anniversary True-Up Mechanism Advice Letter with the MPSC, substantially in the form attached hereto as Exhibit C, to notify the MPSC of the FTA Charges for the coming year; and (E) take all reasonable actions and make all reasonable efforts to secure such True-Up Adjustment and to enforce the provisions of the Statute and the Financing Order which obligate the MPSC to approve rates at levels sufficient to recover the FTA Payments in accordance with the Scheduled Debt Service schedule.

            (2)    In the case of a True-Up Adjustment pursuant to a routine Anniversary True-Up Mechanism Advice Letter, the Servicer shall implement the revised FTA Charges, if any, within 60 days of the Financing Order Anniversary Date.

    (ii)    Routine Semi-Annual True-Up Adjustments.

            (1)    On or before each Semi-Annual Administrative Date, the Servicer shall calculate the Variance as of the immediately succeeding Payment Date (each such calculation, a "Semi-Annual Comparison").

            (2)    If the Semi-Annual Comparison reveals a Variance greater than 2.0 percent of the amount of FTA Collections needed to make the Scheduled Debt Service payments to be made on and prior to such Payment Date, the Servicer shall: (A) estimate collections through the last day of the Billing Period in which such Semi-Annual Administrative Date occurs and through the last day of the twelve-month period following the date revised FTA Charges would go into effect; (B) if necessary, update the assumptions underlying the FTA Charges, including natural gas consumption volume, the rate of delinquencies and write-offs, estimated expenses and fees of the Issuer to the extent not fixed, and, so long as the maintenance of the Collections Curve is required, the Collections Curve; (C) calculate the revised FTA Charges that, together with the funds on deposit in the Reserve Subaccount, would: (1) restore the Principal Balance to the Projected Principal Balance, (2) restore the balance in the Capital Subaccount to the Required Capital Level and (3) restore the balance in the Overcollateralization Subaccount to the Required Overcollateralization Level, in each case within eleven months after such revised FTA Charges go into effect (and with respect to any True-Up Adjustments occurring after the Scheduled Maturity Date for the Notes, determine the revised FTA Charges that would be sufficient to retire the unpaid Principal Balance by the immediately following September Payment Date); (D) apply for a True-Up Adjustment by filing on or before the Semi-Annual Adjustment Filing Date related to such Semi-Annual Administrative Date a Routine Semi-Annual True-Up Mechanism Advice Letter with the MPSC, substantially in the form attached hereto as Exhibit D, to notify the MPSC of the revised FTA Charges and (E) take all reasonable actions and make all reasonable efforts to secure the respective True-Up Adjustments and to enforce the provisions of the Statute and the Financing Order which obligate the MPSC to approve rates at levels sufficient to recover the FTA Payments in accordance with the Scheduled Debt Service schedule. If the Variance is equal to or less than 2.0 percent of the amount of FTA Collections needed to make the Scheduled Debt Service payments to be made on and prior to such Payment Date, the Servicer shall not file a Routine Semi-Annual True-Up Mechanism Advice Letter with the MPSC.

            (3)    In the case of a True-Up Adjustment pursuant to a Routine Semi-Annual True-Up Mechanism Advice Letter, the Servicer shall implement each revised FTA Charge as of the first day of the calendar month following such Semi-Annual Adjustment Filing Date.

        (c)    Non-Routine True-Up Adjustments.

    (i)    Whenever the Servicer determines that the existing model for calculating the FTA Charges should be amended or revised, subject to the consent of the Issuer under the conditions set forth in Section 3.17 of the Indenture, the Servicer shall file a Non-Routine True-Up Mechanism Advice Letter with the MPSC designating the adjustments to the model, any corresponding adjustments to the FTA Charges, any adjustments to the Scheduled Debt Service schedule and any adjustments to the Expected Amortization Schedule (collectively, a "Non-Routine True-Up Adjustment").

    (ii)    The Servicer shall take all reasonable actions and make all reasonable efforts to secure the Non-Routine True-Up Adjustments.

    (iii)    The Servicer shall implement any resulting adjustments to the model and any resulting revised FTA Charges as of the first day of the Quarter which begins after the Non-Routine True-Up Mechanism Advice Letter is filed.

        (d)    Reports.

    (i)    Notification of Advice Letter Filings and True-Up Adjustments. Whenever the Servicer files an Advice Letter with the MPSC, the Servicer shall send a copy of such filing (together with a copy of all notices and documents which, in the Servicer's reasonable judgment, are material to the adjustments effected by such Advice Letter) to the Issuer, the Trustee and each Rating Agency concurrently therewith. If any True-Up Adjustment requested in any such Advice Letter filing does not become effective on the applicable date as provided by the Financing Order, the Servicer shall notify the Issuer, the Trustee and each Rating Agency by the end of the second Servicer Business Day after such applicable date.

    (ii)    Semi-Annual Servicer's Certificate. Not later than the third Business Day immediately prior to each Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit F hereto (the "Semi-Annual Servicer's Certificate") to the Issuer and the Trustee. Each Rating Agency shall receive a copy of such report within 10 Business Days.

    (iii)    Reports to Customers. (A) After each revised FTA Charge has gone into effect pursuant to a True-Up Adjustment, the Servicer shall, to the extent and in the manner and time-frame required by MPSC Regulations, cause to be prepared and delivered to Customers a notice announcing such revised FTA Charges.

      (B)    In addition, at least once each year, to the extent permitted by MPSC Regulations, the Servicer shall cause to be prepared and delivered to Customers a notice stating, in effect, that the Transition Property and the FTA Charges are owned by the Issuer and not the Seller (which may be included in statements sent to Customers pursuant to Section 4.01 (d)(iii)(A) above).

      (C)    Except to the extent that applicable MPSC Regulations or TPS Supplier Agreements make the Applicable TPS responsible for such costs, the Servicer shall pay from its own funds all costs of preparation and delivery incurred in connection with clauses (A) and (B) above, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

    (iv)    TPS Reports. The Servicer shall provide to the Rating Agencies any publicly available reports filed by the Servicer with the MPSC relating to TPSs.

        SECTION 4.02.  Limitation of Liability.  (a) The Issuer and the Servicer expressly agree and acknowledge that:

    (i)    In connection with any True-Up Adjustment, the Servicer is acting solely in its capacity as the servicing agent hereunder.

    (ii)    Neither the Servicer nor the Issuer is responsible in any manner for, and shall have no liability whatsoever as a result of any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer's failure to file the applications required by Section 4.01 in a timely manner or other breach by the Servicer of its duties under this Agreement) by the MPSC in any way related to the Transition Property or in connection with any True-Up Adjustment, any proposed True-Up Adjustment, or the approval of any revised FTA Charges and the scheduled adjustments thereto.

    (iii)    The Servicer shall have no liability whatsoever relating to the calculation of any revised FTA Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected natural gas consumption volume and the rate of delinquencies and write-offs, so long as the Servicer has acted in good faith and has not acted negligently in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Noteholders, not receiving any payment, amount or return anticipated or expected or in respect of any Note generally, except only to the extent that the same is caused by the Servicer's negligence, willful misconduct or bad faith.

        (b)    Notwithstanding the foregoing, the Servicer hereby acknowledges that the terms of this Section 4.02 are not intended to, and shall not, relieve the Servicer of liability for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its other obligations under this Agreement.

ARTICLE V

The Transition Property

        SECTION 5.01.  Custody of Transition Property Records.  To assure quality in servicing the Transition Property and to reduce administrative costs, the Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Issuer and the Trustee as custodian of any and all documents and records that the Seller shall keep on file, in accordance with its customary procedures, relating to the Transition Property, including copies of the Financing Order and Advice Letters relating thereto and all documents filed with the MPSC in connection with any True-Up Adjustment (collectively, the "Transition Property Records"), which are hereby constructively delivered to the Trustee, as pledgee of the Issuer with respect to all Transition Property.

        SECTION 5.02.  Duties of Servicer as Custodian.  (a) Safekeeping. The Servicer shall hold the Transition Property Records on behalf of the Issuer and maintain such accurate and complete accounts, records and computer systems pertaining to the Transition Property Records as shall enable the Issuer and the Trustee to comply with this Agreement and the Indenture. In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, others. The Servicer shall promptly report to the Issuer and the Trustee any failure on its part to hold the Transition Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Trustee of the Transition Property Records. The Servicer's duties to hold the Transition Property Records on behalf of the Issuer and the Trustee set forth in this Section 5.02, to the extent such Transition Property Records have not been previously transferred to a successor Servicer pursuant to Article VII, shall terminate three years after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article VII hereof and (ii) no Notes are outstanding.

        (b)    Maintenance of and Access to Records. The Servicer shall maintain the Transition Property Records at 40 East Broadway, Butte, Montana 59701 or at such other office as shall be specified to the Issuer and the Trustee by written notice at least 30 days prior to any change in location. The Servicer shall make available for inspection to the Issuer and the Trustee or their respective duly authorized representatives, attorneys or auditors the Transition Property Records at such times during normal business hours as the Issuer or the Trustee shall reasonably request and which do not unreasonably interfere with the Servicer's normal operations. Nothing in this Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any MPSC Regulations) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).

        (c)    Release of Documents. Upon instruction from the Trustee, the Servicer shall release any Transition Property Records to the Trustee, the Trustee's agent or the Trustee's designee, as the case may be, at such place or places as the Trustee may designate, as soon as practicable.

        (d)    Defending Transition Property Against Claims. The Servicer shall institute any action or proceeding necessary to compel performance by the MPSC or the State of Montana of any of their respective obligations or duties under the MCA, the Financing Order or any Advice Letter, and the Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of or supplement to the Statute or the Financing Order or the rights of holders of Transition Property by legislative enactment, voter initiative or constitutional amendment that would be adverse to Noteholders. The costs of any such action shall be payable from FTA Collections as an Operating Expense in accordance with the priorities set forth in Section 8.02(e) of the Indenture subject to the limitation on Operating Expenses set forth in Section 8.02(e)(iii). The Servicer's obligations pursuant to this Section 5.02 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to Section 8.02(e) of the Indenture may be delayed (it being understood that the Servicer maybe required to advance its own funds to satisfy its obligations hereunder).

        SECTION 5.03.  Instructions; Authority to Act.  For so long as any Notes remain outstanding, the Servicer shall be deemed to have received proper instructions with respect to the Transition Property Records upon its receipt of written instructions signed by a Trust Officer of the Trustee.

        SECTION 5.04.  Custodian's Indemnification.  The Servicer, as custodian, shall indemnify the Issuer, the Trustee and the Noteholders and each of their respective officers, directors, employees, trustees and agents for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever (collectively, "Losses") that may be imposed on, incurred by or asserted against any such Person as the result of any improper act or improper omission in any way relating to the maintenance and custody by the Servicer, as custodian, of the Transition Property Records; provided, however, that the Servicer shall not be liable for any portion of any such amount resulting from the willful misconduct, bad faith or gross negligence of the Issuer, the Trustee or the Noteholders, as the case may be.

        Indemnification under this Section shall survive resignation or removal of the Trustee and shall include reasonable fees and expenses of investigation and litigation.

        SECTION 5.05.  Effective Period and Termination.  The Servicer's appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section. If any Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of any Servicer shall have been terminated under Section 7.01, the appointment of such Servicer as custodian shall be terminated by the Trustee or by the Holders of Notes evidencing not less than 50 percent of the Outstanding Amount of the Notes in the same manner as the Trustee or such Holders may terminate the rights and obligations of the Servicer under Section 7.01.

        SECTION 5.06.  General Indemnification of the Trustee.  The Servicer hereby agrees to indemnify and hold harmless the Trustee and its respective directors, officers, employees, trustees and agents from and against any and all Losses incurred by or asserted against any such Person as a result of or in connection with the transactions contemplated by this Agreement or any Basic Document, other than any Loss incurred by reason or result of the gross negligence or willful misconduct of the Trustee; provided, however, that the foregoing indemnity is extended to the Trustee solely in its capacity as trustee and not for the benefit of the Noteholders. The obligations of the Servicer set forth herein shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee under the Indenture.

ARTICLE VI

The Servicer

        SECTION 6.01.  Representations and Warranties of Servicer.  The Servicer makes the following representations and warranties, as of the Closing Date and as of such other dates as expressly provided in this Section 6.01, on which the Issuer and the Trustee are deemed to have relied in entering into this Agreement relating to the servicing of the Transition Property. The representations and warranties shall survive the execution and delivery of this Agreement and the pledge thereof to the Trustee pursuant to the Indenture.

          (a)    Organization and Good Standing. The Servicer is duly organized and validly existing as a corporation in good standing under the laws of the state of its incorporation, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the requisite power, authority and legal right to service the Transition Property and to hold the Transition Property Records as custodian.

          (b)    Due Qualification. The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in, all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Transition Property as required by this Agreement) shall require such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer's business, operations, assets, revenues, properties or prospects or adversely affect the servicing of the Transition Property).

          (c)    Power and Authority. The Servicer has the requisite power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by the Servicer by all necessary corporate action.

          (d)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

          (e)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Servicer, or any indenture, agreement or other instrument to which the Servicer is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or any order, rule or regulation applicable to the Servicer of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties.

          (f)    No Proceedings. There are no proceedings or investigations pending or, to the Servicer's knowledge, threatened before any court, Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Issuer or, to the Servicer's knowledge, any other Person: (i) asserting (A) the invalidity of this Agreement, or (B) the invalidity of the Indenture, any of the other Basic Documents or the Notes, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement, the Indenture or any of the other Basic Documents, (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of; this Agreement, the indenture, any of the other Basic Documents or the Notes or (iv) which might adversely affect the Federal or state income tax attributes of the Notes.

          (g)    Approvals. No approval, authorization, consent, order or other action of, or filing with, any court, Federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made and those that the Servicer is required to make in the future pursuant to Article IV hereof.

          (h)    Collections Curve. The Collections Curve and any subsequent Collections Curve will accurately reflect the premises set forth in Schedule A to Annex I hereto and such premises are reasonably based upon historical performance.

          (i)    Write-Off Procedure. The write-off allocation used to determine Deemed FTA Payments (which is set forth in Schedule 1.01A hereof) does fairly represent and will fairly represent actual write-off amounts with respect to the FTA Charges based upon historical performance and the Servicer's expectations.

          (j)    Reports and Certificates. Each report and certificate delivered in connection with an Advice Letter will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct; provided, however, that to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance and other known information relevant to determination of such assumptions, forecasts or other predictions.

        SECTION 6.02.  Indemnities of Servicer; Release of Claims.  (a) The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement.

        (b)    The Servicer shall indemnify the Issuer, the Trustee, the Seller and the Noteholders and each of their respective officers, directors, employees, trustees and agents for, and defend and hold harmless each such Person from and against, any and all Losses that may be imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer's willful misconduct, bad faith or gross negligence in the performance of its duties or observance of its covenants under this Agreement or the Servicer's reckless disregard of its obligations and duties under this Agreement or (ii) the Servicer's breach of any of its representations or warranties in this Agreement.

        (c)    For purposes of Section 6.02(b), in the event of the termination of the rights and obligations of MPC (or any successor thereto pursuant to Section 6.03) as Servicer pursuant to Section 7.01, or a resignation by such Servicer pursuant to this Agreement, such Servicer shall be deemed to be the Servicer pending appointment of a successor Servicer pursuant to Section.

        (d)    Indemnification under Sections 6.02(b) and 6.02(c) shall survive the resignation or removal of the Trustee or the termination of this Agreement and shall include reasonable fees and expenses of investigation and litigation (including reasonable attorneys' fees and expenses).

        (e)    Except to the extent expressly provided for in this Agreement or the other Basic Documents (including, without limitation, the Servicer's claims with respect to the Servicing Fee and the payment of the purchase price of Transition Property), the Servicer hereby releases and discharges the Issuer, the Trustee and the Noteholders and each of their respective officers, directors, employees, trustees and agents (collectively, the "Released Parties") from any and all actions, claims and demands whatsoever, whenever arising, which MPC, in its capacity as Servicer or Seller, shall or may have against any such Person relating to the Transition Property or the Servicer's activities with respect thereto other than any actions, claims and demands arising out of the willful misconduct, bad faith or gross negligence of the Released Parties.

        SECTION 6.03.  Merger or Consolidation of, or Assumption of the Obligations of, Servicer.  Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer shall be a party or (c) which may succeed to the properties and assets of the Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that (i) immediately after giving effect to such transaction, no Servicer Default and no event which, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (ii) the Servicer shall have delivered to the Issuer, the Trustee and each Rating Agency an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with and (iii) the Servicer shall have delivered to the Issuer, the Trustee and each Rating Agency an Opinion of Counsel either (A) stating that, in the opinion of such counsel, all filings to be made by the Servicer, including filings with the MPSC pursuant to the MCA, have been executed and filed that are necessary fully to preserve and protect the interest of the Issuer in the Transition Property and reciting the dFTAils of such filings or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interests. Notwithstanding anything herein to the contrary, the execution of the foregoing agreement of assumption and compliance with clauses (i), (ii) and (iii) above shall be conditions to the consummation of the transactions referred to in clauses (a), (b) or (c) above.

        SECTION 6.04.  Limitation on Liability of Servicer and Others.  Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be liable to the Issuer, the Trustee, the Noteholders or any other Person, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on the advice of counsel reasonably acceFTAble to the Trustee or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.

        Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be related to or incidental to its duties to service the Transition Property in accordance with this Agreement, and that in its opinion may involve it in any expense or liability.

        SECTION 6.05.  MPC Not to Resign as Servicer.  Subject to the provisions of Section 6.03, MPC shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except upon either (a) a determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law or (b) satisfaction of the following conditions: (i) the Rating Agency Condition shall have been satisfied and (ii) the MPSC shall have approved such resignation. Notice of any such determination or satisfaction of conditions permitting the resignation of MPC shall be communicated to the Issuer, the Trustee and each Rating Agency at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination or satisfaction of conditions shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer and the Trustee concurrently with or promptly after such notice. No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of MPC in accordance with Section 7.02.

        SECTION 6.06.  Servicing Compensation.  (a) In consideration for its services hereunder, until the Retirement of the Notes, the Servicer shall be entitled to a fee (the "Servicing Fee") semi-annually in an amount equal to $500,000. The Servicer also shall be entitled to retain as additional compensation (i) any interest earnings on FTA Payments received by the Servicer and invested by the Servicer pursuant to Section 6(d) of Annex I hereto prior to remittance to the Collection Account and (ii) all late payment charges, if any, collected from Customers or TPSs.

        (b)    The Servicing Fee set forth in Section 6.06(a) above shall be paid to the Servicer by the Trustee, on each Payment Date in accordance with Section 8.02(e) of the Indenture commencing with the September 1999 Payment Date, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer. Any portion of the Servicing Fee not paid on such date shall be added to the Servicing Fee payable on the subsequent Payment Date. The Servicing Fee payable on each Payment Date will be for services rendered during the period from, but not including, the preceding Payment Date to and including such Payment Date; provided that the Servicing Fee payable on the September 1999 Payment Date shall also be $500,000 which represents services rendered from the Closing Date to such Payment Date.

        (c)    Except as provided in Section 5.02(d), the Servicer shall be required to pay from its own account all expenses incurred by it in connection with its activities hereunder (including any fees to and disbursements by accountants, counsel, or any other Person, any taxes imposed on the Servicer and any expenses incurred in connection with reports to Noteholders) out of the compensation retained by or paid to it pursuant to this Section 6.06, and shall not be entitled to any extra payment or reimbursement therefor.

        SECTION 6.07.  Compliance with Applicable Law.  The Servicer covenants and agrees, in servicing the Transition Property, to comply with all laws applicable to, and binding upon, the Servicer and relating to such Transition Property the noncompliance with which would have a material adverse effect on the value of the Transition Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

        SECTION 6.08.  Access to Certain Records and Information Regarding Transition Property.  The Servicer shall provide to the Noteholders and the Trustee access to the Transition Property Records in such cases where the Noteholders and the Trustee shall be required by applicable law to be provided access to such records. Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the respective offices of the Servicer. Nothing in this Section shall affect the obligation of the Servicer to observe any applicable law (including any MPSC Regulations) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section.

        SECTION 6.09.  Appointments.  The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder; provided, however, that prior to such appointment, the Servicer shall furnish written notice of such appointment to the Rating Agencies and that the Servicer shall remain obligated and be liable to the Issuer, the Trustee and the Noteholders for the servicing and administering of the Transition Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Transition Property; and provided further, however, that nothing herein shall preclude the execution by the Servicer of a TPS Supplier Agreement with any TPS. The fees and expenses of such Person shall be as agreed between the Servicer and such Person from time to time and none of the Issuer, the Trustee, the Noteholders or any other Person shall have any responsibility therefor or right or claim thereto. Any such appointment shall not constitute a Servicer resignation under Section 6.05.

        SECTION 6.10.  No Servicer Advances.  The Servicer shall not make any advances of interest or principal on the Notes.

        SECTION 6.11.  Remittances.  (a) Subject to clause (b) below and with respect to each Customer that is billed by the Servicer through the Interim Billing System or a New Billing System, the Servicer shall remit Actual FTA Payments to the General Subaccount of the Collection Account within two Servicer Business Days of receipt by the Servicer. Subject to clause (b) below and with respect to each Customer that is billed by the Servicer through the Original Billing System, the Servicer shall remit Estimated FTA Payments to the General Subaccount of the Collection Account, within two Servicer Business Days of the Servicer Business Day upon which such Estimated FTA Payments are deemed to have been collected as established in accordance with the Collections Curve. The total amount of Estimated FTA Payments and Actual FTA Payments to be remitted to the General Subaccount of the Collection Account on any Servicer Business Day is herein referred to as the "Daily Remittance". On each Servicer True-Up Date, the Servicer shall calculate the amount of any Remittance Shortfall or Excess Remittance attributable to Billed FTA Amounts originated in the fifth preceding Billing Period and (A) if a Remittance Shortfall exists, the Servicer shall make a supplemental remittance to the General Subaccount of the Collection Account no later than two Servicer Business Days after such Servicer True-Up Date in the amount of such Remittance Shortfall, such increase coming from the Servicer's own funds or (B) if an Excess Remittance exists, the Servicer shall be entitled either (i) to reduce the amount of each Daily Remittance (beginning with the Daily Remittance occurring on the Servicer Business Days following such Servicer True-Up Date) by the outstanding amount of such Excess Remittance until the balance of the Excess Remittance has been reduced to zero or (ii) immediately to be paid from the Collection Account or any subaccount therein (other than the Liquidity Subaccount) the amount of such Excess Remittance, such payment becoming the property of the Servicer.

        (b)    So long as the Rating Agency Condition shall have been satisfied in connection therewith, the Servicer may, on the eighth day of each calendar month and in lieu of the Daily Remittances to be made pursuant to clause (a) above, cause to be made a wire transfer of immediately available funds equal to (i) the total Estimated FTA Payments deemed to have been received during the prior Billing Period in accordance with the Collections Curve, in the case of Customers billed through the Original Billing System, and (ii) Actual FTA Payments received, in the case of Customers billed through the Interim Billing System or a New Billing System, by the Servicer from or on behalf of Customers during the prior Billing Period in respect of all previously Billed FTA Amounts. Such amount shall be increased or decreased, as applicable, by (A) the amount of any Remittance Shortfall or (B) the amount of any Excess Remittance and (C) Billed FTA Amounts not accounted for or erroneously accounted for in prior periods (collectively, the "Aggregate Remittance Amount") for the applicable Billing Period to the General Subaccount of the Collection Account. Prior to each remittance to the General Subaccount of the Collection Account pursuant to this Section, the Servicer shall provide written notice to the Trustee of each such remittance (including the exact dollar amount to be remitted).

        (c)    The Servicer agrees and acknowledges that it holds all FTA Payments collected by it for the benefit of the Issuer and that all such amounts will be remitted by the Servicer in accordance with this Section without any surcharge, fee, offset, charge or other deduction except (i) as set forth in clause (a) or (b) above and (ii) for late fees permitted by Section 6.06. The Servicer further agrees not to make any claim to reduce its obligation to remit all FTA Payments collected by it in accordance with this Agreement except (i) as set forth in clause (a) or (b) above and (ii) for late fees permitted by Section 6.06.

        SECTION 6.12.  Write-Off Procedure.  The Servicer shall not use any allocation procedure other than the allocation procedure set forth in Schedule 1.01A hereof, used as of the date of this Agreement to determine Deemed Write-Offs, unless the Servicer provides the Trustee and the Rating Agencies with prior notice thereof along with an Opinion of Counsel to the effect that such new allocation procedure would not (i) result in the consolidation of the Issuer's assets with those of MPC upon a bankruptcy of MPC and (ii) affect the characterization of the transfer of the Transition Property pursuant to the Sate Agreement as a "true sale" for bankruptcy purposes; provided that if such Opinion of Counsel is to be delivered by Thelen Reid & Priest LLP (counsel to the Seller on the Closing Date), such Opinion of Counsel need only confirm their opinion dated and delivered on the Closing Date.

        SECTION 6.13.  Year 2000 Status.  On or before June 30 and September 30, 1999 the Servicer shall deliver to the Trustee and each Rating Agency an Officer's Certificate setting forth the "year 2000" capabilities of its current or proposed billing systems used to service the Customers, the status of any implementation or conversion program in effect with respect to any current or proposed billing system and a statement by such officer as to the approximate date such billing systems are expected to be "year 2000 compliant". The Servicer shall also provide the Trustee and each Rating Agency with such information as they may reasonably request in order to determine the "year 2000 compliance" of the Servicer's billing systems.

ARTICLE VII

Default

        SECTION 7.01.  Servicer Default.  If any one of the following events (a "Servicer Default") shall occur and be continuing:

          (a)    any failure by the Servicer to deposit in the Collection Account on behalf of the Issuer any required remittance that shall continue unremedied for a period of five Business Days after written notice of such failure is received by the Servicer from the Issuer or the Trustee or after discovery of such failure by an officer of the Servicer; or

          (b)    any failure on the part of the Servicer or the Seller, as the case may be, duly to observe or to perform in any material respect any other covenants or agreements of the Servicer or the Seller (as the case may be) set forth in this Agreement (including Section 4.01) or any other Basic Document to which it is a party, which failure shall (i) materially and adversely affect the rights of Noteholders and (ii) continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Servicer or the Seller (as the case may be) by the Issuer or (B) to the Servicer or the Seller (as the

  case may be) by the Trustee or by the Holders of Notes evidencing not less than 50 percent of the Outstanding Amount of the Notes; or

          (c)    any representation or warranty made by the Servicer in this Agreement shall prove to have been incorrect when made, which has a material adverse effect on the Issuer or the Noteholders and which material adverse effect continues unremedied for a period of 60 days after the date on which written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer by the Issuer or the Trustee; or

          (d)    an Insolvency Event occurs with respect to the Servicer or the Seller;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Trustee, or the Holders of Notes evidencing not less than 50 percent of the Outstanding Amount of the Notes, by notice then given in writing to the Servicer (and to the Trustee if given by the Noteholders) (a "Termination Notice") may terminate all the rights and obligations (other than the obligations set forth in Section 6.02 hereof) of the Servicer under this Agreement. In addition, upon a Servicer Default described in Section 7.01(a), each of the following shall be entitled to apply to the MPSC for sequestration and payment of revenues arising with respect to the Transition Property: (1) the Noteholders and the Trustee as beneficiary of any statutory lien permitted by the Statute; (2) the Issuer or its assignees; or (3) pledgees or transferees, including transferees under Section 69-8-503 of the MCA, of the Transition Property. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement, whether with respect to the Notes, the Transition Property, the FTA Charges or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under Section 7.02; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Transition Property Records and related documents, or otherwise. The predecessor Servicer shall cooperate with the successor Servicer, the Issuer and the Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Transition Property or the FTA Charges. All reasonable costs and expenses (including attorneys' fees and expenses) incurred in connection with transferring the Transition Property Records to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses.

        SECTION 7.02.  Appointment of Successor.  (a) Upon the Servicer's receipt of a Termination Notice pursuant to Section 7.01 or the Servicer's resignation or removal in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement, and shall be entitled to receive the requisite portion of the Servicing Pee, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer's termination hereunder, the Issuer shall appoint a successor Servicer with the Trustee's prior written consent thereto (which consent shall not be unreasonably withheld), and the successor Servicer shall accept its appointment by a written assumption in form acceFTAble to the Issuer arid the Trustee. If within 30 days after the delivery of the Termination Notice, the Issuer shall not have obtained such a new Servicer, the Trustee may petition the MPSC or a court of competent jurisdiction to appoint a successor Servicer under this Agreement. A Person shall qualify as a successor Servicer only if (i) such Person is permitted under MPSC Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied and (iii) such Person enters into a servicing agreement with the Issuer having substantially the same provisions as this Agreement.

        (b)    Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

        SECTION 7.03.  Waiver of Past Defaults.  The Holders of Notes evidencing not less than a majority of the Outstanding Amount of the Notes may, on behalf of all Noteholders, waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to the Collection Account in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

        SECTION 7.04.  Notice of Servicer Default.  The Servicer shall deliver to the Issuer, the Trustee and each Rating Agency, promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officers' Certificate of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01(a) or (b).

ARTICLE VIII

Miscellaneous Provisions

        SECTION 8.01.  Amendment.  This Agreement maybe amended in writing by the Servicer and the Issuer with the prior written consent of the Trustee, but without the consent of any of the Noteholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Noteholders; provided, however, that such action shall not, as evidenced by an Officer's Certificate delivered to the Issuer and the Trustee, adversely affect in any material respect the interests of any Noteholder. Prior to the execution of any such amendment, the Issuer shall furnish written notification of the substance of such amendment to each of the Rating Agencies.

        This Agreement may also be amended in writing from time to time by the Servicer and the Issuer with the prior written consent of the Trustee and the prior written consent of the Holders of Notes evidencing not less than a majority of the Outstanding Amount of the Notes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders; provided, however, that no such amendment shall (a) increase or reduce in any manner the amount of, or accelerate or delay the timing of, FTA Collections or (b) reduce the aforesaid percentage of the Outstanding Amount of the Notes, the Holders of which are required to consent to any such amendment, without the consent of the Holders of all the outstanding Notes. Prior to the execution of any such amendment and the requisite consents, the Issuer shall furnish written notification of the substance of such amendment to the Trustee and each Rating Agency.

        It shall not be necessary for the consent of Noteholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

        Prior to its consent to any amendment to this Agreement, the Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement or otherwise.

        SECTION 8.02.  Protection of Title to Trust.  (a) The Servicer shall maintain accounts and records as to the Transition Property accurately and in accordance with its standard accounting procedures and in sufficient dFTAil to permit reconciliation between FTA Payments received by the Servicer and FTA Collections from time to time deposited in the Collection Account.

        (b) The Servicer shall permit the Trustee and its agents at any time during normal business hours, upon reasonable notice to the Servicer and to the extent it does not unreasonably interfere with the Servicer's normal operations, to inspect, audit and make copies of and abstracts from the Servicer's records regarding the Transition Property and the FTA Charges. Nothing in this Section 8.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any MPSC Regulations) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8.02(b).

        SECTION 8.03.  Notices.  All demands, notices and communications upon or to the Servicer, the Issuer, the Trustee or a Rating Agency under this Agreement shall be in writing, personally delivered or mailed or sent by telecopy or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Servicer, to The Montana Power Company, 40 East Broadway, Butte, Montana 59701, Attention of Patrick R. Corcoran, (406) 497-2202, (b) in the case of the Issuer, to MPC Natural Gas Funding Trust, c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention of Corporate Trust Administration, (c) in the case of the Trustee, at the Corporate Trust Office, (d) in the case of Moody's, to Moody's Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007, (e) in the case of Fitch IBCA, to Fitch IBCA, Inc., One State Street Plaza, New York, New York 10004, Attention of ABS Surveillance or (f) as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

        SECTION 8.04.  Assignment.  Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and as provided in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer.

        SECTION 8.05.  Limitations on Rights of Others.  The provisions of this Agreement are solely for the benefit of the Servicer and the Issuer and, to the extent provided herein or in the Basic Documents, the Trustee and the Noteholders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Transition Property or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

        SECTION 8.06.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 8.07.  Separate Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        SECTION 8.08.  Headings.  The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

        SECTION 8.09.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        SECTION 8.10.  Assignment to Trustee.  The Servicer hereby acknowledges and consents to the collateral assignment of any or all of the Issuer's rights and obligations hereunder to the Trustee.

        SECTION 8.11.  Nonpetition Covenants.  Notwithstanding any prior termination of this Agreement or the Indenture, but subject to the MPSC's right to order the sequestration and payment of revenues arising with respect to the Transition Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the Transition Property pursuant to Section 69-8-503(15)(b) of the MCA, the Servicer shall not, prior to the date which is one year and one day after the termination of the Indenture with respect to the Issuer, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer.

        SECTION 8.12.  Limitation of Liability.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank National Association, not individually or personally but solely as Trustee on behalf of the holders of the Notes, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertakings and agreements herein made by the Trustee on behalf of the holders of the Notes are made and intended not as personal representations, undertakings and agreements by U.S. Bank National Association, but are made and intended for the purpose of binding only the holders of the Notes, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank National Association, individually or personally, to perform any covenant either expressed or implied contained herein, except in its capacity as Trustee, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any Person claiming by, through or under such parties and (d) under no circumstances shall U.S. Bank National Association be personally liable for the payment of any indebtedness or expenses of the holders of the Notes or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trustee under this Agreement; provided, however, that this provision shall not protect U.S. Bank National Association against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

MPC NATURAL GAS FUNDING TRUST
		By:	/s/ PATRICK CORCORAN Title: Beneficiary Trustee
THE MONTANA POWER COMPANY
		By:	/s/ P.K. MERRILL Title: Vice President & Secretary
Acknowledged and Accepted;
U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee,
By:	Title: Vice President

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

MPC NATURAL GAS FUNDING TRUST
		By:	Title:
THE MONTANA POWER COMPANY
		By:	Title:
Acknowledged and Accepted;
U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee,
By:	/s/ JAN SCHALL Title: Vice President

QuickLinks

  Exhibit 4.7(d)
TABLE OF CONTENTS
RECITALS
ARTICLE I Definitions
ARTICLE II Appointment and Authorization
ARTICLE III Billing Services
ARTICLE IV Services Related to True-Up Adjustments
ARTICLE V The Transition Property
ARTICLE VI The Servicer
ARTICLE VII Default
ARTICLE VIII Miscellaneous Provisions